Exhibit 99.1

News release for immediate release

Investor contact: Heather J. Wietzel Vice President, Investor Relations Horace Mann 217-788-5144 investorrelations@horacemann.com	Media contact: Michelle Eccles Public Relations Manager Horace Mann 217-788-5394 michelle.eccles@horacemann.com

Horace Mann to Acquire National Teachers Associates in $405 Million Transaction

•	Aligns with focus on education markets and strengthens value proposition

•	Creates attractive returns for shareholders through immediate EPS and ROE accretion

•	Management to host conference call at 5 p.m. ET today

SPRINGFIELD, Ill., December 10, 2018 -- Horace Mann Educators Corporation (NYSE:HMN) today announced it has signed a definitive agreement to acquire National Teachers Associates Life Insurance Company. National Teachers Associates (NTA), through its subsidiaries, is a provider of supplemental insurance products to the education market with nearly 50 years of experience.
The combined company will have an enhanced product set, additional points of distribution and expanded scale. The transaction is expected to deliver immediate EPS and ROE accretion with additional long-term upside from cross-sell opportunities.
Headquartered in Dallas, family-owned NTA specializes in developing, marketing and underwriting supplemental insurance products, including cancer and heart. The company has strong worksite distribution capabilities with a captive sales force of approximately 220 agents nationwide. For the 12 months ended September 30, 2018, NTA premiums were approximately $130 million and total core earnings were approximately $30 million.
“We are excited to welcome NTA's employees, agents, policyholders and management to Horace Mann,” said President and CEO Marita Zuraitis. “This transaction brings together two organizations that share a deep commitment to the education market, increasing our reach and distribution by more than 30% with limited geographic overlap. The addition of NTA will accelerate our progress toward becoming the company of choice to provide financial solutions to the education market.”
“NTA was built on the belief that great people plus great products equal great opportunities,” said Wade Rugenstein, President and CEO of NTA. “Joining forces with Horace Mann, a well-respected company and fellow leader in the education market, is a natural evolution that will allow our company and our people to reach their full potential.”
Under the terms of the transaction, Horace Mann will acquire NTA for $405 million. The transaction has been approved by Horace Mann’s Board of Directors and is expected to close in the second quarter of

2019, pending regulatory approvals and other customary closing conditions. After close, NTA will operate as a separate Horace Mann business segment under its current leadership team.
In the 12 months after closing, the transaction is expected to be $15-20 million accretive to Horace Mann’s earnings and to improve ROE by 100 basis points. The transaction can be funded with cash from the combined companies and $250 million of new senior debt issued prior to closing, although Horace Mann may explore additional financing options that could optimize its liquidity position or further enhance ROE.
Advisors
Guggenheim Securities is acting as financial advisor to Horace Mann and Eversheds Sutherland (US) LLP is acting as legal counsel to Horace Mann.
Conference Call
Horace Mann will host a conference call to discuss the transaction at 5 p.m. Eastern time (4 p.m. Central time). The conference call will be accessible via the internet and by telephone. The dial-in number for the conference call is 877-269-7756. To listen via webcast, register through the Events section of investors.horacemann.com. A replay of the call will be available online at the same location.
About Horace Mann Educators Corporation
Horace Mann is the largest financial services company focused on providing America's educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit horacemann.com.
About National Teachers Associates Life Insurance Company
Established nearly 50 years ago, NTA is a family owned company headquartered in Dallas offering supplemental insurance products for educators and other public sector employees. For more information, visit ntalife.com.
Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended September 30, 2018, and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this press release includes measures which are based on methodologies other than accounting principles generally accepted in the United States (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

No Offer or Solicitation
This communication is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the acquisition, the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except in accordance with the Securities Act of 1933, as amended, and other applicable law.

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